SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 30, 2000



                      FORTUNE NATURAL RESOURCES CORPORATION
                      -------------------------------------
             (Exact name of Registrant as specified in its charter)


           Delaware                  1-12334                95-4114732
 (State or other jurisdiction      (Commission             (IRS Employer
       of incorporation)          File Number)          Identification No.)


               515 W. Greens Road, Suite 720, Houston, Texas 77067
             -------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (281) 872-1170 Registrant's telecopier number, including area code: (281) 872-1213




                                       N/A
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS

    MARCH 30, 2000 - HOUSTON, TEXAS - FORTUNE NATURAL RESOURCES CORPORATION (NASDAQ OTC BB SYMBOL: FPXA) today announced its financial results for the year and quarter ended December 31, 1999.

    Financial results for full year 1999
    ------------------------------------

    Fortune incurred a net loss for the year ended December 31, 1999 of $1,588,000, or $0.13 per share, compared to the 1998 net loss of $3,275,000, or $0.27 per share. The lower 1999 loss resulted from higher oil and gas prices, a reduction in most costs due to our cost reduction plan implemented in January 1999 and the absence of an impairment to oil and gas properties in 1999.

    Fortune's oil and gas revenues decreased 21% to $1,492,000 in 1999 as lower production offset higher oil and gas prices. Production from new discoveries partially offset production declines from depletion and the effect of the 1998 sale of East Bayou Sorrel. East Bayou Sorrel, which was sold In March 1998, contributed 12% of 1998's revenues versus none in 1999. New production from three successful year-end 1998 exploratory wells, one at South Timbalier Block 86 and two at Espiritu Santo Bay, began contributing revenues during the second quarter of 1999. Three other successful exploratory wells, two at Bay Marchand Block 5 and one at Bacon prospect in Mississippi, began contributing revenues during the third quarter of 1999. Two additional successful wells in Mississippi are expected to begin producing in early 2000.

    Gas prices increased 7% to $2.34 per Mcf during 1999 versus $2.19 per Mcf for 1998. Oil prices increased 37% to $17.89 per Bbl versus $13.08 per Bbl for 1998. Gas production decreased 17% to 508,000 Mcf while oil production decreased 59% to 17,000 Bbls for 1999 versus 1998.

    Fortune experienced decreases in production and operating expense of $63,000 (11%); general and administrative expense of $343,000 (22%); depreciation, depletion and amortization of $531,000 (39%); and interest expense of $344,000 (41%) for 1999 versus 1998. Furthermore, Fortune did not incur an impairment to oil and gas properties in 1999 compared to a $960,000 impairment for 1998.

    Fourth quarter 1999 versus 1998
    -------------------------------

    Fortune incurred a net loss of $327,000, or $0.03 per share for the fourth quarter of 1999, compared to a net loss of $646,000, or $0.05 per share, for the same period in 1998. The lower 1999 loss results from higher oil and gas prices, a reduction in most costs as a result of our cost reduction plan and the absence of an impairment to oil and gas properties in 1999.

    Fortune's oil and gas revenues decreased 4% to $356,000 in the fourth quarter of 1999 versus 1998 as lower production offset higher oil and gas prices. Gas prices increased 32% to $2.74 per Mcf during the fourth quarter of 1999 versus $2.07 per Mcf for the same 1998 period. Oil prices increased 104% to $22.99 per Bbl versus $11.29 per Bbl for 1998. Gas production decreased 35% to 96,000 Mcf while oil production decreased 31% to 4,000 Bbls for 1999 versus 1998.

    Fortune experienced decreases in general and administrative expense of 39%; depreciation, depletion and amortization of 41%; and interest expense of 43% for the fourth quarter of 1999 versus 1998. Furthermore, Fortune did not incur an impairment to oil and gas properties in 1999 compared to a $100,000 impairment in the fourth quarter of 1998.

    Financing Transactions in First Quarter 2000
    --------------------------------------------

    In February and March 2000, Fortune raised $618,000 through a private placement of 824,000 shares of common stock at $0.75 per share. Fortune also raised $164,000 through the exercise of warrants to purchase 218,331 shares of common stock at $0.75 per share in an incentive exercise program. All participants in these offerings received three-year stock purchase warrants for each share they acquired. One-half of the warrants are exercisable at $1.50 per share and one-half at $2.25 per share. The private placement closed March 10, 2000 and the incentive warrant exercise program has been extended through June 1, 2000, unless terminated earlier at Fortune's sole discretion. Warrants to purchase approximately 1.5 million additional shares of common stock are eligible to participate in the incentive warrant exercise program through the termination date.

    During the same period, $930,000 of Fortune's 12% convertible notes were converted into 2,821,162 shares of common stock. This conversion reduced Fortune's annual cash interest expense by $111,600, reduced total debt to $2,305,000 and eliminated all of Fortune's notes that were convertible at the $0.33 per share conversion price. As an inducement to encourage conversion, Fortune paid the noteholders one year's prepaid interest in Fortune stock valued at $0.75 per share.

    In March 2000, Fortune's credit facility, which was due January 11, 2000, was also extended to January 11, 2001.

    President's Remarks
    -------------------

    Fortune's President and CEO, Tyrone J. Fairbanks, announced, "We continued to make progress in 1999 reducing our costs and improving our bottom line. The financial transactions we completed after year-end reduced our debt to its lowest level since 1991 and raised capital to enable us to continue our exploration program at Espiritu Santo Bay and elsewhere. We have high expectations for Espiritu Santo Bay in particular, and we expect to see tangible results of our efforts in 2000."

    FORTUNE NATURAL RESOURCES CORPORATION is an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond Fortune's control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune's latest Report on Form 10-KSB, as well as other filings with the Securities and Exchange Commission. There can be no assurance that Fortune will be successful in meeting its expectations.

                                  ************
                                              Company Contact:  J. Michael Urban
                                                          Vice President and CFO
                                                                 (281)  872-1170

                      FORTUNE NATURAL RESOURCES CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   ($ in thousands, except per share figures)

                                                           Three Months Ended  Twelve Months Ended
                                                               December 31,       December 31,
                                                           ------------------  ------------------
                                                              1999     1998      1999      1998
                                                           --------  --------  --------  --------
                                                                         (Unaudited)
REVENUES
   Sales of oil and gas, net of royalties ...............  $    356  $    370  $  1,492  $  1,881
   Other income .........................................         5        24        38       142
                                                           --------  --------  --------  --------
                                                                361       394     1,530     2,023
                                                           --------  --------  --------  --------

COSTS AND EXPENSES
   Production and operating .............................       202       118       532       595
   Provision for depletion, depreciation and amortization       145       245       834     1,365
   General and administrative ...........................       244       406     1,204     1,547
   Debt conversion expense ..............................         -         -        61         -
   Interest .............................................        97       171       487       831
   Impairment to oil and gas properties .................         -       100         -       960
                                                           --------  --------  --------  --------

                                                                688     1,040     3,118     5,298
                                                           --------  --------  --------  --------
Loss before provision for income taxes ..................      (327)     (646)   (1,588)   (3,275)
Provision for income taxes ..............................         -         -         -         -
                                                           --------  --------  --------  --------
Net loss ................................................  $   (327) $   (646) $ (1,588) $ (3,275)
                                                           ========  ========  ========  ========
Weighted average number of common
   shares outstanding (thousands) .......................    12,260    12,135    12,207    12,132
                                                           --------  --------  --------  --------
Net loss per common share ...............................  $  (0.03) $  (0.05) $  (0.13) $  (0.27)
                                                           ========  ========  ========  ========
Net cash used in -
   Operating activities .................................  $    (62) $   (292) $   (656) $   (616)
                                                           ========  ========  ========  ========
   Investing activities .................................  $   (200) $   (641) $   (502) $  1,039
                                                           ========  ========  ========  ========
   Financing activities .................................  $      -  $      -  $      -  $   (638)
                                                           ========  ========  ========  ========

                            SUMMARY OF BALANCE SHEETS

                                          December 31,   December 31,
                                              1999           1998
                                          ------------   ------------
Total current assets                        $    630       $  1,887
Property and equipment, net                    6,124          6,456
Total assets                                   6,805          8,492
Current liabilities                              328            563
Long-term debt                                 3,235          3,225
Total net stockholders' equity                 3,242          4,704


                                 PRODUCTION DATA

                                        Three Months Ended  Twelve Months Ended
                                           December 31,        December 31,
                                        ------------------  ------------------
                                          1999      1998      1999      1998
                                        --------  --------  --------  --------
                                                     (Unaudited)
Net production:
   Oil (Bbl)                               4,000     6,000    17,000    42,000
   Gas (Mcf)                              96,000   147,000   508,000   609,000
Average sale prices for period:
   Oil (Bbl)                            $  22.99  $  11.29  $  17.89  $  13.08
   Gas (Mcf)                                2.74      2.07      2.34      2.19


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      None.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           FORTUNE NATURAL RESOURCES  CORPORATION



                           By:    /s/ Dean W. Drulias
                                ------------------------------
                                Dean W. Drulias
                                Executive Vice President and General Counsel



Date:  March 30, 2000